THIS AGREEMENT dated this 17th day of June, 2010

BETWEEN:

ACTIVECARE, INC.
5095 West 2100 South, Salt Lake City, Utah 84120
(hereinafter referred to as “ACTIVECARE”)

-and-

AL AMERILIFE, LLC
2536 Countryside Boulevard, 6TH Floor, Clearwater, Florida 33763
(hereinafter referred to as “AMERILIFE”)

DISTRIBUTION AGREEMENT

A.	ACTIVECARE operates a biotelematic technology company and provides communication equipment and ancillary services to the public;

B.
ACTIVECARE and AMERILIFE have agreed that it would be beneficial for both entities to offer existing and potential customer of  AMERILIFE  an opportunity to obtain the ActiveOne Personal Assistance Link Device (“Device”) and ancillary services from ACTIVECARE;

C.	ACTIVECARE and AMERILIFE wish to enter into a Distribution Agreement (“Agreement”) setting out the terms and conditions of their agreement.

NOW, THEREFORE, in consideration of the mutual covenants, promises and provisos contained in this Agreement and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1. – INTERPRETATION

1.1.1.	“Customer” or “Customers” means any person to whom AMERILIFE offers the ACTIVECARE Device as a result of this Agreement;

1.1.2	“Monthly Fees” means the fee paid by the Customer to AMERILIFE for the Device and ancillary services;

1.1.3	“ActiveCare Services” means those products and services provided by ACTIVECARE including but not limited to the Device and ancillary services;

1.1.4	“Personal Assistance Link (PAL)” means the equipment to be supplied by ACTIVECARE to each Customer;

1.1.5	“Term” means the Term of this Agreement as described in Article 10 herein;

1.1.6	“AmeriLife” means AL AmeriLife, LLC and its affiliated entities;

1.1.7	“ACTIVECARE” means ACTIVECARE, Inc., headquartered at 5095 West 2100 South, Salt Lake City, Utah.

ARTICLE 2. – APPOINTMENT

2.1           ACTIVECARE hereby appoints AMERILIFE as its exclusive national distributor of the ACTIVECARE Services in conjunction with the solicitation and sale of insurance and financial services products including, but not limited to insurance, securities and equity based products within the United States of America and Puerto Rico.

2.2           AMERILIFE shall be entitled to retain its exclusive distributorship provided it meets the following minimum distribution commitment:

(a)           Year 1: 10,000 Units Sold

(b)           Year 2: 20,000 Units Sold

(c)           Year 3: 25,000 Units Sold

(d)           Year 4: 30,000 Units Sold

(e)           Year 5: 40,000 Units Sold

2.3           In the event AMERILIFE fails to meet the minimum exclusive distribution commitment set forth above, AMERILIFE  shall retain the right to market ACTIVECARE Services within the United States under the same terms and conditions as set forth herein other than the exclusive as set forth above.

ARTICLE 3. – PROVISIONS OF ACTIVECARE SERVICES AND PAL

3.1           OBLIGATIONS OF AMERILIFE

3.1.1           During the Term of this Agreement, AMERILIFE will distribute promotional materials to customers.

3.1.2           AMERILIFE will be responsible for the production and printing of all promotional material.

3.2           OBLIGATIONS OF ACTIVECARE

3.2.1           ACTIVECARE shall provide ACTIVECARE Services to Customers provided the Customer has paid AMERILIFE the Monthly Fee required.

3.2.2           ACTIVECARE shall assist AMERILIFE with the education and training of its agents and representatives regarding the ACTIVECARE Services.

3.2.3           ACTIVECARE shall provide AMERILIFE with demonstration PALs at prices to be agreed upon by the parties.

3.24           ACTIVECARE shall provide AMERILIFE with PALs and ancillary services for a monthly fee of $35. Each PAL shall have a minimum of 120 minutes of airtime per month. Any additional cost for use overages shall be the responsibility of ACTIVECARE to charge and collect. AMERILIFE shall have the right to modify the MONTHLY FEE in its discretion, with the initial Monthly Fee to be $39.95.

ARTICLE 4. – COMPENSATION

4.1           ACTIVECARE shall charge a monthly fee of $39.95 per month to Customers for the ACTIVECARE Services. This monthly fee shall be colle3cted by AMERILIFE  or a related entity, and upon the receipt of each monthly fee from a Customer, AMERILIFE or its related entity shall pay to ACTIVECARE $35. Additional compensation from ACTIVECARE shall be paid consistent with agreements signed contemporaneously with this Agreement.

4.2           In the event ACTIVECARE determines to increase the monthly fee, it shall not implement such increase prior to 60 days advance notice.  To the extent such fee is increased, upon receipt AMERILIFE shall pay ACTIVECARE 87.48% of such increased fee.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF ACTIVECARE

5.1           ACTIVECARE hereby represents and warrants to AMERILIFE that:

5.1.1         ACTIVECARE is a corporation that has been duly incorporated, organized and is a valid and subsisting corporation.

5.1.2         ACTIVECARE has the power, legal right and corporate authority to enter into this Agreement and to do all acts and things that are required or contemplated hereunder to be done, observed and performed by it including, without limitation all licenses to operate a medical alarm installation and monitoring system business.

5.1.3         This Agreement constitutes a legal, valid and binding obligation of ACTIVECARE.

5.1.4         ACTIVECARE is, or will be, in good standing under any and all laws in every jurisdiction in which it, or AMERILIFE, carries on business or is registered.

5.1.5         AMERILIFE shall under no circumstances be responsible for any cost of any ACTIVECARE Services provided to any Customer pursuant to the terms of this Agreement.

5.1.6         ACTIVECARE agrees to and does hereby indemnify and save harmless AMERILIFE from any loss, claims, damages and demands whatsoever arising out of, under, pursuant to, or as a result of any breach of any representation, warranty or agreement of ACTIVECARE contained in this Agreement.

5.1.7         ACTIVECARE shall comply with all laws governing the transmission and storage of personal information.

ARTICLE 6 – CONFIDENTIALITY

6.1           CONFIDENTIALITY:
All business information and materials containing information disclosed to AMERILIFE by ACTIVECARE, its representatives or agents, shall be deemed CONFIDENTIAL  and shall be treated by AMERILIFE as CONFIDENTIAL information during the period of this Agreement and at all times thereafter.  AMERILIFE shall be liable to ACTIVECARE for damages caused by any breach of this provision or by any unauthorized disclosure of CONFIDENTIAL information and/or materials by AMERILIFE’S officers, employees or agents. All business and personal information disclosed by AMERILIFE or by a Customer to ACTIVECARE, its representatives of agents, shall be deemed CONFIDENTIAL and shall be treated by ACTIVECARE as CONFIDENTIAL information during the period of this Agreement and at all times thereafter.  ACTIVECARE shall not, without the prior consent of AMERILIFE, sell information about a Customer or use such information for any purpose other than in connection with the sale of ACTIVECARE Services. Notwithstanding the foregoing, ACTIVECARE shall be permitted to inform Customers about non-insurance related offers; provided that ACTIVECARE provides AMERILIFE with prior notice of such offers and a description of the content of such offers.  ACTIVECARE shall be liable to AMERILIFE for damages caused by any breach of this Article 6 or by any unauthorized disclosure of CONFIDENTIAL information and/or materials by ACTIVECARE’S officers, employees or agents.

ARTICLE 7. – TRADEMARKS

7.1           During the term of this Agreement, ACTIVECARE shall grant AMERILIFE a non-exclusive and non-transferable license without right to sublicense, to use and display the trademark “ACTIVECARE” and other such names and trademarks as designated for use by ACTIVECARE (collectively defined as the “Marks”) to be used in a manner authorized by ACTIVECARE. ACTIVECARE shall have the right to review and approve promotional material prior to its use by AMERILIFE.

7.2           Upon the expiration or termination of this Agreement AMERILIFE shall immediately cease to use, directly or indirectly, in any manner whatsoever the Marks or any names or marks similar to the Marks, and shall remove the Marks from and/or deliver up to ACTIVECARE authorized representative all materials including signs, invoices, stationery and other advertising materials in their possession, custody and control upon which the Marks appear.

7.3           AMERILIFE acknowledges that ACTIVECARE is the exclusive owner of the Marks and all goodwill associated therewith, and that, except as provided for in this Agreement, AMERILIFE does not and will not acquire any right, title or interest in any of the Marks and will not dispute or contest for any reason whatsoever, directly or indirectly, before and after expiration or termination of this Agreement the validity of ACTIVECARE’S ownership to the Marks.

ARTICLE 8. – REPRESENTATIONS AND WARRANTIES OF AMERILIFE

8.1           AMERILIFE hereby represents and warrants to ACTIVECARE that:

8.1.1.        AMERILIFE is a corporation that has been duly incorporated, organized and is valid and subsisting corporation.

8.1.2         AMERILIFE has the power, legal right and corporate authority t enter into this Agreement and to do all acts and things that are required or contemplated hereunder to be done, observed and performed by it.

8.1.3         All things required to be given or done by AMERILIFE pursuant to this Agreements have been validly authorized.

8.2           AMERILIFE agrees to and does hereby indemnify and save harmless ACTIVECARE from any loss, claims, damages and demands whatsoever arising out of, under, pursuant to, or as a result of any breach of any representation, warranty or agreement of AMERILIFE contained in this Agreement.

ARTICLE 9. – TERMINATION

9.1           This Agreement may be terminated by either party without cause upon receipt of notice to the other party which shall be provided, in writing, no earlier than nine (9) months and no later than six (6) months before such termination shall be effective.

9.2           Upon termination of this Agreement, AMERILIFE and/or its related entities shall continue to collect the Monthly Fees paid on Units sold during the term of this Agreement and shall remit to ACTIVECARE those sums described in Article 4 upon receipt of said fees.

ARTICLE 10. – TERM OF AGREEMENT

10.1        This Agreement will remain in effect for 5 years from the date the Agreement is executed, unless terminated pursuant to Article 9.1 of this Agreement.

10.2         This Agreement will automatically renew for additional 1 year periods, provided wither party has not provided the other party with notice that they do to intend to renew this Agreement, such notice is provided not less than 30 days prior to the end of each respective 1 year Term of this Agreement. In addition in any such renewal period, either party may terminate this Agreement upon sixty (6) days prior written notice to the other party.

ARTICLE 11. – GENERAL

11.1          All rights by this Agreement shall not be assigned or transferred by any party without the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld.

11.2          All notices, requests, demands or other communication by the terms hereby required or permitted to be given hereunder shall, unless otherwise specifically provided for herein, be given in writing and served to each party at its address as follows:

11.2.1      To:     ACTIVECARE, INC., at:
5095 West 2100 South
Salt Lake City, UT 84120
Attention: James Dalton

11.3         To:     AL AMERILIFE, LLC, at:
2536 Countryside Boulevard, 6th Floor
Clearwater, FL 33763
Attention: Timothy O. North

11.4         This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and negotiations, whether oral or written, and there are no general or specific warranties, representations or other agreements excepts as are herein specifically set forth.

11.5         The parties hereto covenant and agree to do such things and execute such further documents, agreements, instruments or as may reasonably be required by another party hereto from time to time in order to carry out the terms of this Agreement in accordance with the true intent.

11.6         This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Venue for any action shall be in Pinellas County, Florida.

11.7         This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns.

11.8         No amendment or variations or revisions of this Agreement shall be binding upon any party unless it is evidenced in writing and executed by the parties.

11.9         If any provision of this Agreement shall be judged void or unenforceable by a competent court, the remaining provisions of this Agreement shall continue in full force and effect.

11.10       In any litigation arising out of this Agreement between the parties, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs incurred, including those incurred at the appellate level.

ARTICLE 12. – LIABILITY OF AMERILIFE

12.1           ACTIVECARE acknowledges and agrees that AMERILIFE shall have no liability or responsibility to any Customer for the performance or lack of performance of the ACTIVECARE Services or ACTIVECARE’S failure to perform in any way as advertised and/or represented. ACTIVECARE agrees to indemnify and hold harmless AMERILIFE, and its officers, directors, members, agents, employees and other related persons from any and all claims against AMERILIFE arising from this Agreement.

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IN WITNESS WHEREOF the parties have duly executed this Agreement as at the date and year first above written.

ACTIVECARE, INC.
By:      /s/ James Dalton
                  James Dalton

AMERILIFE, LLC
By:       /s/ Timothy O. North
                   Timothy O. North